UNITED STATES
	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549

	SCHEDULE 13D
	(Amendment No. 4)

	Under the Securities Exchange Act of 1934


	TCI International, Inc.
	(Name of Issuer)

	Common Stock
	(Title of Class of Securities)

	872293-10-5
	(CUSIP Number)

	Melissa Dehn
	3107 Lone Tree Way, Suite B
	Antioch, CA  94509
	(925) 778-2390
	(Name, Address and Telephone Number of Person
	Authorized to Receive Notices and Communications)

	February 20, 2001
	(Date of Event which Requires
	Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(b)(3) or (4), check the following box [X].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.
See 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 872293-10-5	SCHEDULE 13D	Page 2 of 13



 1   Name of Reporting Person		ROI Capital Management, Inc.
     IRS Identification No. of Above Person

 2   Check the Appropriate Box if a Member of a Group*  (a) [ ]
                                                        (b) [ ]


 3   SEC USE ONLY



 4   Source of Funds                                         WC

 5   Check Box if Disclosure of Legal Proceedings
     is Required Pursuant to Items 2(d) or 2(e)             [ ]


 6   Citizenship or Place of Organization
     California

     NUMBER OF         7   Sole Voting Power           -0-
     SHARES
     BENEFICIALLY      8   Shared Voting Power         -0-
     OWNED BY EACH
     REPORTING         9   Sole Dispositive Power      -0-
     PERSON
     WITH             10   Shared Dispositive Power    -0-

11   Aggregate Amount Beneficially Owned by Each Reporting Person
             -0-

12   Check Box if the Aggregate Amount in Row 11 Excludes Certain
Shares
                   [ ]

13   Percent of Class Represented by Amount in Row 11
                   -0-%

14   Type of Reporting Person
                   CO, IA



CUSIP No. 872293-10-5	SCHEDULE 13D	Page 3 of 13



 1   Name of Reporting Person		Mark T. Boyer
     IRS Identification No. of Above Person

 2   Check the Appropriate Box if a Member of a Group*  (a) [ ]
                                                        (b) [ ]


 3   SEC USE ONLY



 4   Source of Funds                                         WC

 5   Check Box if Disclosure of Legal Proceedings
     is Required Pursuant to Items 2(d) or 2(e)             [ ]


 6   Citizenship or Place of Organization
     United States

     NUMBER OF         7   Sole Voting Power           -0-
     SHARES
     BENEFICIALLY      8   Shared Voting Power         -0-
     OWNED BY EACH
     REPORTING         9   Sole Dispositive Power      -0-
     PERSON
     WITH             10   Shared Dispositive Power    -0-

11   Aggregate Amount Beneficially Owned by Each Reporting Person
             -0-

12   Check Box if the Aggregate Amount in Row 11 Excludes Certain
Shares
                   [ ]

13   Percent of Class Represented by Amount in Row 11
                   -0-%

14   Type of Reporting Person
                   IN



CUSIP No. 872293-10-5	SCHEDULE 13D	Page 4 of 13



 1   Name of Reporting Person		Mitchell J. Soboleski
     IRS Identification No. of Above Person

 2   Check the Appropriate Box if a Member of a Group*  (a) [ ]
                                                        (b) [ ]


 3   SEC USE ONLY



 4   Source of Funds                                         WC

 5   Check Box if Disclosure of Legal Proceedings
     is Required Pursuant to Items 2(d) or 2(e)             [ ]


 6   Citizenship or Place of Organization
     United States

     NUMBER OF         7   Sole Voting Power           -0-
     SHARES
     BENEFICIALLY      8   Shared Voting Power         -0-
     OWNED BY EACH
     REPORTING         9   Sole Dispositive Power      -0-
     PERSON
     WITH             10   Shared Dispositive Power    -0-

11   Aggregate Amount Beneficially Owned by Each Reporting Person
             -0-

12   Check Box if the Aggregate Amount in Row 11 Excludes Certain
Shares
                   [ ]

13   Percent of Class Represented by Amount in Row 11
                   -0-%

14   Type of Reporting Person
                   IN



CUSIP No. 872293-10-5	SCHEDULE 13D	Page 5 of 13


Item 1.   Security and Issuer

This Schedule 13D ("Schedule") relates to shares of common stock, $0.01 par value (the "Common Stock"), of TCI International, Inc.
(the "Issuer"). The principal executive office of the Issuer is 222 Caspian Drive, Sunnyvale, CA 94089.

Item 2.   Identity and Background

This Schedule is filed on behalf of ROI Capital Management, Inc.,
Mark T. Boyer and Mitchell J. Soboleski ("Reporting Entities"), whose principal business office address is 17 E. Sir Francis
Drake Blvd., Suite 225, Larkspur, CA  94939.

Reporting Entities can be deemed to have benefical ownership due to the fact that Reporting Entities have dispositive authority of the reported securities held in advisory accounts of ROI Capital Management, Inc. Reporting entities do not own any of the reported securities directly, only through an interest in one or more of the advisory accounts.

ROI Capital Management, Inc. is an investment advisor registered as such with the SEC. ROI Capital Management, Inc. has 2 owners, Mark T. Boyer, President and Mitchell J. Soboleski, Secretary.

None of ROI Capital Management, Inc., or ROI Capital Management,
Inc.'s officers have, during the past five years, been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors).

None of ROI Capital Management, Inc., or ROI Capital Management, Inc.'s officers have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ROI Capital Management, Inc. is a California corporation, and
Mitchell J. Soboleski and Mark T. Boyer are United States citizens.

Item 3.   Source and Amount of Funds or Other Consideration

Funds for the purchases of Common Stock were obtained from the working capital of advisory clients.

Item 4.   Purpose of Transaction.

The purchases of Common Stock were made solely for investment purposes. Depending upon market conditions and other factors, ROI Capital Management may acquire additional securities of the Issuer, or alternatively, may dispose of some or all of the securities of the Issuer that it benefically owns.



CUSIP No. 872293-10-5        SCHEDULE 13D            Page 6 of 13



Item 5.   Interest in Securities of the Issuer

(a),(b) Reference is made hereby to Items 7-11 and 13 of page two (2), three (3) and four (4) of this Schedule, which Items are incorporated by reference herein. Of the shares beneficially owned, none are owned by reporting persons, except for dispositive power and interests held in advisory accounts of ROI Capital Management, Inc.

(c) ROI Capital Management, Inc. effected the following sales through registered broker-dealers in the last sixty days for its' advisory accounts:

		Number of
	Date	Shares	Price/unit

	2/9/01	1500	10.7746
	2/9/01	1200	10.7746
	2/9/01	1000	10.7746
	2/9/01	10000	10.7746
	2/9/01	3000	10.7746
	2/9/01	1500	10.7746
	2/9/01	1800	10.7746
	2/9/01	1200	10.7746
	2/9/01	1000	10.7746
	2/9/01	500	10.7746
	2/9/01	1500	10.7746
	2/9/01	2000	10.7746
	2/9/01	800	10.7746
	2/9/01	3000	10.7746
	2/9/01	600	10.7746
	2/9/01	2800	10.7746
	2/9/01	500	10.7746
	2/9/01	1100	10.7746
	2/9/01	200	10.7746
	2/9/01	800	10.7746
	2/9/01	1000	10.7746
	2/9/01	200	10.7746
	2/9/01	2800	10.7746
	2/12/01	500	10.7746
	2/12/01	3500	10.7746
	2/12/01	2000	10.7746
	2/12/01	1200	10.7746
	2/12/01	3800	10.7746
	2/12/01	1000	10.7746
	2/12/01	1000	10.7746
	2/12/01	2200	10.7746
	2/12/01	2500	10.7746
	2/12/01	4300	10.7746
	2/12/01	2300	10.7746
CUSIP No. 872293-10-5        SCHEDULE 13D            Page 7 of 13

	2/12/01	2000	10.7746
	2/12/01	500	10.7746
	2/12/01	700	10.7746
	2/12/01	300	10.7746
	2/12/01	2000	10.7746
	2/12/01	500	10.7746
	2/12/01	500	10.7746
	2/12/01	500	10.7746
	2/12/01	200	10.7746
	2/12/01	300	10.7746
	2/12/01	700	10.7746
	2/12/01	1000	10.7746
	2/12/01	4900	10.7746
	2/12/01	900	10.7746
	2/12/01	1200	10.7746
	2/12/01	800	10.7746
	2/12/01	1700	10.7746
	2/12/01	300	10.7746
	2/12/01	1000	10.7746
	2/12/01	700	10.7746
	2/13/01	500	10.7825
	2/13/01	6000	10.7825
	2/13/01	5000	10.7825
	2/13/01	2000	10.7825
	2/13/01	500	10.7825
	2/13/01	2000	10.7825
	2/13/01	1400	10.7825
	2/13/01	100	10.7825
	2/13/01	1400	10.7825
	2/13/01	600	10.7825
	2/13/01	3600	10.7825
	2/13/01	300	10.7825
	2/13/01	300	10.7825
	2/13/01	1000	10.7825
	2/13/01	2800	10.7825
	2/13/01	900	10.7825
	2/13/01	1100	10.7825
	2/13/01	3000	10.7825
	2/13/01	2500	10.7825
	2/13/01	400	10.7825
	2/14/01	700	10.7770
	2/14/01	300	10.7770
	2/14/01	3000	10.7770
	2/14/01	1000	10.7770
	2/14/01	10800	10.7770
	2/14/01	5000	10.7770
	2/14/01	1200	10.7770
	2/14/01	5300	10.7770
	2/14/01	4000	10.7770
	2/14/01	700	10.7770
	2/14/01	1300	10.7770
	2/14/01	1000	10.7770
CUSIP No. 872293-10-5        SCHEDULE 13D            Page 8 of 13

	2/14/01	500	10.7770
	2/14/01	500	10.7770
	2/14/01	2000	10.7770
	2/14/01	1000	10.7770
	2/14/01	6700	10.7770
	2/14/01	1300	10.7770
	2/14/01	1000	10.7770
	2/14/01	2200	10.7770
	2/14/01	1000	10.7770
	2/14/01	800	10.7770
	2/14/01	1200	10.7770
	2/14/01	2000	10.7770
	2/14/01	1300	10.7770
	2/14/01	1700	10.7770
	2/14/01	300	10.7770
	2/14/01	200	10.7770
	2/14/01	1500	10.7770
	2/14/01	500	10.7770
	2/14/01	1400	10.7770
	2/14/01	3600	10.7770
	2/14/01	1600	10.7770
	2/14/01	3400	10.7770
	2/14/01	3000	10.7770
	2/14/01	300	10.7770
	2/14/01	600	10.7770
	2/15/01	800	10.7195
	2/15/01	700	10.7195
	2/15/01	2300	10.7195
	2/15/01	1000	10.7195
	2/15/01	1700	10.7195
	2/15/01	1000	10.7195
	2/15/01	300	10.7195
	2/15/01	1000	10.7195
	2/15/01	700	10.7195
	2/15/01	800	10.7195
	2/15/01	1000	10.7195
	2/15/01	2000	10.7195
	2/15/01	200	10.7195
	2/15/01	1000	10.7195
	2/15/01	1000	10.7195
	2/15/01	300	10.7195
	2/15/01	3700	10.7195
	2/15/01	300	10.7195
	2/15/01	2000	10.7195
	2/15/01	1300	10.7195
	2/15/01	1700	10.7195
	2/15/01	300	10.7195
	2/15/01	700	10.7195
	2/15/01	1000	10.7195
	2/15/01	300	10.7195
	2/15/01	1000	10.7195
	2/15/01	500	10.7195
CUSIP No. 872293-10-5        SCHEDULE 13D            Page 9 of 13

	2/15/01	500	10.7195
	2/15/01	4000	10.7195
	2/15/01	500	10.7195
	2/15/01	9500	10.7195
	2/15/01	5500	10.7195
	2/15/01	100	10.7195
	2/15/01	1300	10.7195
	2/15/01	600	10.7121
	2/15/01	1500	10.7121
	2/15/01	1000	10.7121
	2/15/01	1600	10.7121
	2/15/01	300	10.7121
	2/15/01	300	10.7195
	2/15/01	700	10.7195
	2/15/01	3500	10.7195
	2/15/01	100	10.7195
	2/15/01	2500	10.7195
	2/15/01	1000	10.7195
	2/15/01	500	10.7195
	2/15/01	500	10.7195
	2/15/01	400	10.7195
	2/15/01	400	10.7195
	2/15/01	800	10.7195
	2/15/01	500	10.7195
	2/15/01	1400	10.7195
	2/15/01	1900	10.7195
	2/16/01	600	10.7121
	2/16/01	100	10.7121
	2/16/01	500	10.7121
	2/16/01	1400	10.7121
	2/16/01	500	10.7121
	2/16/01	1000	10.7121
	2/16/01	200	10.7121
	2/16/01	500	10.7121
	2/16/01	500	10.7121
	2/16/01	1000	10.7121
	2/16/01	500	10.7121
	2/16/01	600	10.7121
	2/16/01	100	10.7121
	2/16/01	100	10.7121
	2/16/01	100	10.7122
	2/16/01	900	10.7121
	2/16/01	1000	10.7121
	2/16/01	500	10.7121
	2/16/01	500	10.7121
	2/16/01	500	10.7121
	2/16/01	400	10.7121
	2/16/01	500	10.7121
	2/16/01	300	10.7121
	2/16/01	400	10.7121
	2/16/01	600	10.7121
	2/16/01	1000	10.7121
CUSIP No. 872293-10-5        SCHEDULE 13D           Page 10 of 13

	2/16/01	400	10.7121
	2/16/01	300	10.7121
	2/16/01	1000	10.7121
	2/16/01	200	10.7121
	2/16/01	100	10.7121
	2/16/01	800	10.7121
	2/16/01	500	10.7121
	2/16/01	300	10.7121
	2/16/01	500	10.7121
	2/16/01	900	10.7121
	2/16/01	1000	10.7121
	2/16/01	500	10.7121
	2/16/01	1000	10.7121
	2/16/01	500	10.7121
	2/16/01	500	10.7121
	2/16/01	500	10.7121
	2/16/01	1500	10.7121
	2/16/01	900	10.7121
	2/16/01	300	10.7121
	2/16/01	600	10.7121
	2/16/01	1000	10.7121
	2/16/01	500	10.7121
	2/16/01	4000	10.7121
	2/16/01	2500	10.7121
	2/16/01	3500	10.7121
	2/16/01	500	10.7121
	2/16/01	1000	10.7121
	2/16/01	1000	10.7121
	2/16/01	500	10.7121
	2/16/01	1000	10.7121
	2/16/01	500	10.7121
	2/16/01	500	10.7121
	2/16/01	500	10.7121
	2/16/01	500	10.7121
	2/16/01	200	10.7121
	2/16/01	500	10.7121
	2/16/01	300	10.7121
	2/16/01	1100	10.7121
	2/16/01	2100	10.7121
	2/16/01	500	10.7121
	2/16/01	1000	10.7121
	2/16/01	500	10.7121
	2/16/01	500	10.7121
	2/16/01	500	10.7121
	2/16/01	900	10.7121
	2/16/01	700	10.7121
	2/16/01	1000	10.7121
	2/16/01	500	10.7121
	2/16/01	1000	10.7121
	2/16/01	500	10.7121
	2/16/01	1000	10.7121
	2/16/01	1000	10.7121
CUSIP No. 872293-10-5        SCHEDULE 13D           Page 11 of 13

	2/16/01	500	10.7121
	2/16/01	500	10.7121
	2/16/01	1000	10.7121
	2/16/01	1000	10.7121
	2/16/01	500	10.7121
	2/16/01	1500	10.7121
	2/16/01	500	10.7121
	2/16/01	600	10.7121
	2/16/01	2100	10.7121
	2/16/01	1600	10.7121
	2/16/01	1500	10.7121
	2/16/01	500	10.7121
	2/16/01	500	10.7121
	2/16/01	500	10.7121
	2/16/01	300	10.7121
	2/16/01	100	10.7122
	2/16/01	200	10.7121
	2/16/01	200	10.7121
	2/16/01	300	10.7121
	2/16/01	300	10.7121
	2/16/01	200	10.7121
	2/16/01	500	10.7121
	2/16/01	500	10.7121
	2/16/01	400	10.7121
	2/16/01	300	10.7121
	2/16/01	100	10.7122
	2/16/01	200	10.7121
	2/16/01	400	10.7121
	2/16/01	200	10.7121
	2/16/01	100	10.7121
	2/20/01	300	10.7746
	2/20/01	900	10.7746
	2/20/01	100	10.7746
	2/20/01	500	10.7746
	2/20/01	200	10.7746
	2/20/01	300	10.7746
	2/20/01	500	10.7746
	2/20/01	1900	10.7746
	2/20/01	100	10.7746
	2/20/01	500	10.7746
	2/20/01	400	10.7746
	2/20/01	100	10.7746
	2/20/01	300	10.7746
	2/20/01	500	10.7746
	2/20/01	100	10.7747
	2/20/01	600	10.7746
	2/20/01	300	10.7746
	2/20/01	400	10.7746
	2/20/01	700	10.7746
	2/20/01	1500	10.7746
	2/20/01	200	10.7746
	2/20/01	800	10.7746
CUSIP No. 872293-10-5        SCHEDULE 13D           Page 12 of 13

	2/20/01	300	10.7746
	2/20/01	200	10.7746
	2/20/01	100	10.7746
	2/20/01	300	10.7746
	2/20/01	1000	10.7746
	2/20/01	100	10.7746
	2/20/01	500	10.7746
	2/20/01	500	10.7746
	2/20/01	700	10.7746
	2/20/01	200	10.7746
	2/20/01	1000	10.7746
	2/20/01	100	10.7746
	2/20/01	300	10.7746
	2/20/01	200	10.7746
	2/20/01	500	10.7746
	2/20/01	600	10.7746
	2/20/01	100	10.7746
	2/20/01	500	10.7746
	2/20/01	600	10.7746
	2/20/01	200	10.7746
	2/20/01	100	10.7746
	2/20/01	100	10.7746
	2/20/01	300	10.7746
	2/20/01	300	10.7746
	2/20/01	2200	10.7746
	2/20/01	1600	10.7746
	2/20/01	1000	10.7746
	2/20/01	200	10.7746
	2/20/01	300	10.7746
	2/20/01	200	10.7746
	2/20/01	400	10.7746
	2/20/01	500	10.7746
	2/20/01	500	10.7746
	2/20/01	400	10.7746
	2/20/01	400	10.7746
	2/20/01	100	10.7746
	2/20/01	1000	10.7746
	2/20/01	500	10.7746
	2/20/01	1000	10.7746
	2/20/01	200	10.7746
	2/20/01	500	10.7746
	2/20/01	200	10.7746
	2/20/01	500	10.7746
	2/20/01	500	10.7746
	2/20/01	300	10.7746
	2/20/01	200	10.7746
	2/20/01	500	10.7746
	2/20/01	300	10.7746
	2/20/01	200	10.7746
	2/20/01	500	10.7746
	2/20/01	300	10.7746
	2/20/01	100	10.7747
CUSIP No. 872293-10-5        SCHEDULE 13D           Page 13 of 13

	2/20/01	100	10.7746
	2/20/01	500	10.7746
	2/20/01	300	10.7746
	2/20/01	100	10.7746

(d),(e)   Not applicable.

Item 6.   Contracts, Arrangements, Understandings or
          Relationships with Respect to Securities of the Issuer

     None.

Item 7.   Material to be Filed as Exhibits

     None.


Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  May 8, 2001

ROI PARTNERS, L.P.


/s/ Mitchell J. Soboleski
______________________________
Mitchell J. Soboleski
Secretary of ROI Capital Management, Inc.,
Its general partner